Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188242

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2014

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 30, 2013 and June 26, 2013)

Shares of Common Stock

We are offering shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on The NASDAQ Capital Market under the symbol “ACPW.” On February 24, 2014, the last reported sale price of our common stock on The NASDAQ Capital Market was $3.41 per share.

As of January 31, 2014, the aggregate market value of our common equity held by non-affiliates was approximately $51.4 million based on the closing price of our common stock of $3.33 per share and the number of outstanding shares held by non-affiliates of 15,437,021. For purposes of the foregoing, the number of shares held by non-affiliates excludes all shares held by our executive officers and directors and any holder of 10% or more of our outstanding common equity. We have not offered and sold any securities in a primary offering pursuant to Instruction I.B.6 of the general instructions to Form S-3 during the period of 12 calendar months immediately prior to and including the date of this prospectus.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions[1]	$	$
Proceeds to Active Power, before expenses	$	$

1  $__ per share for purchases, if any, by a certain party.  The full discounts and commissions shall be payable on shares purchased, if any, by certain of our directors.  See “Underwriting” beginning on page S-26.

Delivery of the common stock is expected to be made on or about March __, 2014. We have granted the underwriter an option exercisable one or more times at any time or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement to purchase additional shares of our common stock, less underwriting discounts and commissions, solely to cover overallotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions payable by us will be approximately $__ and the total proceeds to us, before expenses, will be approximately $__.

Sole Manager

Roth Capital Partners

Prospectus Supplement dated February 25, 2014.

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities being offered by us, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering of securities. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to “Active Power,” “we,” “us” and “our” refer to Active Power, Inc.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S‑3 that we filed on May 30, 2013, with the SEC using a “shelf” registration process with respect to up to $50,000,000 in securities that may be sold thereunder. The shelf registration statement was declared effective by the SEC on June 26, 2013.

Under the shelf registration process, we may offer and sell any combination of securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the securities we may offer. Each time we use the accompanying prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in the prospectus. The purpose of this prospectus supplement is to provide supplemental information regarding us in connection with this offering of common stock.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and thereby by reference include trademarks, servicemarks and tradenames owned by us or other companies. The name Active Power and our logo are our trademarks. All trademarks, servicemarks and tradenames included or incorporated by reference in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the financial and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Active Power, Inc.

Overview

Active Power designs, manufactures, and services flywheel-based uninterruptible power supply (“UPS”) products and modular infrastructure solutions (“MIS”). Our products and solutions are based on our patented flywheel and power electronics technology, which are designed to ensure continuity for data centers and other mission critical operations in the event of power disturbances.

Our products and solutions are designed to deliver continuous conditioned (“clean”) power during power disturbances and outages, voltage sags and surges, and provide ride-through power in the event of utility failure, supporting operations until utility power is restored or a longer term alternative power source such as a diesel generator is engaged. We believe our products offer an advantage over those of our competitors in the areas of power density (less floor space), system reliability, and total cost of ownership.

We have sold our flywheel-based UPS products since 1999. As of December 31, 2013, we have shipped more than 4,000 flywheels in UPS systems, delivering more than 900 megawatts of power to customers in more than 50 countries around the world, providing more than 150 million runtime hours of operation.

In addition to selling stand-alone UPS products, we also manufacture and sell MIS products that integrate critical power components into a pre-packaged, purpose built enclosure. These solutions offer similar customer benefits as our UPS systems with regard to power density, reliability, and total cost of ownership. These MIS products may include our UPS products as a component. For example, we design, manufacture, and sell modular power infrastructure products that integrate our UPS products with other related equipment including switchgear and automatic transfer switch; monitoring and controls; analytics software; fire detection; lighting; security; and air conditioning. Our integrated product is sold as a complete power solution for customers that we call CleanSource® PowerHouse™.

We also integrate and build modular power and IT infrastructure solutions to specification based on customer and other third party designs. These solutions are typically enclosures that have a fully built out interior including electrical, cooling, monitoring, and other elements ready for the customer to add its IT racks and servers. They serve as the physical infrastructure for modular data center products which are self-contained, fully functioning data centers once the customer adds its IT equipment. These products can be deployed rapidly and at a lower cost than commercially available traditional brick-and-mortar solutions and are optimally suited for hyperscale IT and cloud applications.

To date, we have deployed more than 130 infrastructure modules worldwide which include both CleanSource PowerHouse and our modular IT solutions. In 2013, 51% of our product revenue came from the sale of UPS products and 49% from the sale of MIS products.

We are headquartered in Austin, Texas, with international offices in the United Kingdom, Germany, and China.

We believe a number of underlying macroeconomic trends place Active Power in a strong position to be one of the leading providers of critical power products and infrastructure solutions. These trends include:

•	the increasing cost of downtime;

•	a rapidly expanding need for data center infrastructure due to constant creation and usage of data;

•	rising costs of energy worldwide driven by volume of energy used; and

•	an increasing demand for economically green solutions.

We have evolved significantly since we were founded in 1992. Our early focus was on research and development of the core products that continue to enable our business today. The foundational technology of Active Power – the flywheel and power electronics – has yielded more than 100 worldwide patents and what we believe is a highly differentiated, cost-efficient product platform that we have built into an expanding suite of infrastructure solutions. Over the past several years, we have focused our efforts on building brand and developing markets.

For 2014, we intend to focus on expanding our addressable markets and building our distribution channels to grow our business. We plan to leverage our core flywheel energy storage technology and power electronics to help us address and expand into other large and growing markets such as the smart grid and microgrid markets. We also plan to look to the U.S. federal government market as another potential opportunity for our business.

Active Power has developed and implemented a go-to-market strategy to set the direction for our sales and marketing initiatives and plans around the following components:

•	Customer: Data Center Applications Across Vertical Markets

•	Distribution: Partner Enabled Distribution Strategy Transacted Locally

•	Geography: Global Markets Served from Four Centers of Operation

•	Products: Flywheel UPS and Modular Infrastructure Solutions

•	Value: Power Density, Reliability, Total Cost of Ownership

•	Service: Installation, Maintenance, Project Management, and Other Professional Services

Corporate Information

We were founded as a Texas corporation in 1992 and reincorporated in Delaware in 2000 prior to our initial public offering. Our principal executive offices are located at 2128 W. Braker Lane, BK12, Austin, Texas 78758 and our telephone number at that address is (512) 836-6464.  Our website address is www.activepower.com and we make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  Information contained on our website does not constitute part of this prospectus supplement or accompanying prospectus.

Our common stock trades on The NASDAQ Capital Market under the symbol “ACPW.”

We own the trademarks ACTIVE POWER, CLEANSOURCE, COOLAIR, and POWERHOUSE in the United States and abroad. The ACTIVE POWER logo is a trademark of Active Power. All other trademarks, service marks or trade names referred to in this prospectus supplement and accompanying prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	_________shares
Common stock outstanding before this offering	19,390,038 shares (1)
Common stock to be outstanding after this offering	_________shares

(1)	The number of shares of common stock to be outstanding immediately before and after this offering as shown above is based on 19,390,038 shares of common stock outstanding as of January 31, 2014 and excludes an aggregate of 2,347,749 shares of common stock subject to outstanding options and restricted stock units and 1,294,779 shares of common stock reserved for issuance under our equity incentive plans as of that date.

Overallotment Option

We have granted the underwriter an option to purchase up to ____ additional shares of our common stock to cover overallotments, if any. This option is exercisable one or more times at any time or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds

We expect to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds.”

NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “ACPW.”

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2012, which Annual Report is incorporated herein by reference.

Outstanding Shares

The number of shares of common stock to be outstanding immediately after this offering is based on 19,390,038 shares outstanding as of January 31, 2014 and excludes as of this date:

•	2,298,077 shares of common stock issuable upon the exercise of stock options outstanding as of January 31, 2014 with a weighted-average exercise price of $5.32 per share;

•	49,672 unvested restricted stock units as of January 31, 2014; and

•	1,294,779 shares of common stock reserved for future issuance under our equity incentive plans as of January 31, 2014.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of the overallotment option.

SUMMARY FINANCIAL DATA

The table below presents summary statements of operations and balance sheet data. The summary financial data for the years ended December 31, 2011 and December 31, 2012 are derived from our audited financial statements for those periods. We derived the summary financial data as of December 31, 2013 and for year ended December 31, 2013 from our unaudited financial statements. The unaudited financial statement data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. This information is only a summary. You should read this data in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report filed on Form 10-K, Quarterly Reports filed on Form 10-Q and other information on file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.” Our results of operations are for historical periods and are not necessarily indicative of results of operations for future periods.

Active Power, Inc.
Consolidated Statement of Operations and Comprehensive Loss
(in thousands, except per share amounts)

	Year Ended December 31,
	2013 (unaudited)	2012	2011

Revenues:
Product revenue	$44,158	$62,031	$62,650
Service and other revenue	17,541	14,284	12,832
Total revenue	61,699	76,315	75,482

Cost of goods sold:
Cost of product revenue	32,825	42,510	47,664
Cost of service and other revenue	9,478	9,091	9,917
Total cost of goods sold	42,303	51,601	57,581
Gross profit	19,396	24,714	17,901

Operating expenses:
Research and development	7,430	5,440	4,739
Selling and marketing	12,032	14,139	13,812
General and administrative	7,551	6,861	6,230
Total operating expenses	27,013	26,440	24,781
Loss from Operations	(7,617)	(1,726)	(6,880)

Interest expense, net	(370)	(327)	(225)
Other income (expense), net	(364)	131	11

Net Loss	$(8,351)	$(1,922)	$(7,094)
Net Loss per share, basic and diluted	$(0.43)	$(0.10)	$(0.44)

Shares used in computing net loss per share, basic and diluted	19,329	18,584	16,104

Comprehensive loss:
Net loss	$(8,351)	$(1,922)	$(7,094)
Translation gain on subsidiaries denominated in foreign currencies	384	123	360
Comprehensive loss	$(7,967)	$(1,799)	$(6,734)

Active Power, Inc.
Consolidated Balance Sheets
(in thousands, except par value)

	December 31, 2013 (unaudited)	December 31, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$12,261	$13,524	$10,357
Restricted cash	520	-	389
Accounts receivable, net of allowance for doubtful accounts of $313 and $488 at December 31, 2013 and December 31, 2012, respectively	9,075	17,862	11,163
Inventories, net	12,020	11,079	9,439
Prepaid expenses and other	680	567	414
Total current assets	$34,556	43,032	31,762
Property and equipment, net	3,056	2,458	2,861
Deposits and other	295	309	404
Total assets	$37,907	$45,799	$35,027

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,993	$4,036	$4,757
Accrued expenses	5,583	4,948	5,351
Deferred revenue	2,749	4,568	2,366
Revolving line of credit	5,535	5,535	5,535
Total current liabilities	$16,860	19,087	18,009
Long-term liabilities	741	713	726
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-	-
Common stock - $0.001 par value; 30,000 shares authorized; 19,452, 19,171 and 16,116 issued and 19,388, 19,125 and 16,090 outstanding at December 31, 2013 and 2012, respectively	19	19	16
Treasury stock	(215)	(144)	(115)
Additional paid-in capital	290,964	288,619	277,087
Accumulated deficit	(271,168)	(262,817)	(260,895)
Other accumulated comprehensive income	706	322	199
Total stockholders' equity	20,306	25,999	16,292
Total liabilities and stockholders' equity	$37,907	$45,799	$35,027

Fourth Quarter and Full Year 2013 Financial Results Summary

Revenue in the fourth quarter of 2013 increased to $13.9 million from $13.2 million in the previous quarter and declined from $15.2 million in the fourth quarter of 2012. The increase and decline was primarily attributed to variations in MIS revenue. For the full year, total revenue was $61.7 million compared to $76.3 million in 2012. The decline was due to a 36% decrease in UPS sales and a 19% decrease in MIS sales, partially offset by a 23% increase in service revenue. The decrease in UPS sales was due to a large deal that represented more than 10% of total revenue in 2012 which was not repeated in 2013.

Gross margin in the fourth quarter of 2013 was 30.0%, compared to 30.0% in the previous quarter and compared to 39.5% in the fourth quarter of 2012. The decrease in gross margin compared to the fourth quarter of 2012 was primarily due to strong margins on ancillary products in the 2012 period and higher unabsorbed production costs in 2013. For the full year, gross margin was 31.4% compared to 32.4% in 2012.

Operating expenses were $8.0 million in the fourth quarter of 2013, compared to $6.9 million in the previous quarter and $6.3 million in the fourth quarter of 2012. The sequential increase was due to unexpected expenses including severance, CEO transition costs, stock-based compensation, relocation, and legal fees, partially offset by a reduction of bad debt expense and lower product development expenses. The increase from the year-ago quarter was due to many of the same items noted above.

For the full year 2013, operating expenses increased to $27.0 million from $26.4 million in 2012. This increase was driven by higher product development expenses from investment in our next generation UPS product line, severance, relocation related to executive transitions, stock-based compensation, and legal fees, partially offset by lower recruiting and contract labor expenses and depreciation.

Net loss in the fourth quarter of 2013 was $4.1 million or $(0.21) per share, compared to a net loss of $3.1 million or $(0.16) per share in the previous quarter and net loss of $0.4 million or $(0.02) per share in the fourth quarter of 2012. The increase in net loss from the previous quarter and the fourth quarter of 2012 was primarily due to the items noted above. For the full year, net loss was $8.4 million or $(0.43) per share compared to a loss of $1.9 million or $(0.10) per share in 2012.

RISK FACTORS

We have a history of significant operating losses.

We have incurred annual operating losses each year since our inception in 1992. Although we achieved operating profitability on a quarterly basis, in the second quarter of 2012, we have not been able to sustain this and have not achieved quarterly or annual operating profitability since then. As of December 31, 2013, we had an accumulated deficit of $271.2 million. To date, we have funded our operations principally through the public and private sales of our stock, from borrowings under our credit facility, from product and service revenue and from development funding. We will need to generate significant additional revenue while maintaining our current margins to achieve annual profitability, and we cannot assure you that we will ever realize such revenue levels or achieve profitability on a consistent basis.

Our increased emphasis on larger and more complex system solutions and customer concentration may adversely affect our ability to accurately predict the timing of revenues and to meet short-term expectations of operating results.

Our increased emphasis on larger and more complex system solutions has increased the effort and time required by us to complete sales to customers. Further, a larger portion of our quarterly revenue is derived from relatively few large transactions with relatively few customers. For example, in 2012 and 2013, our three largest customers contributed 60% and 45% of our revenue, respectively. Any delay in completing these large sales transactions or any reduction in the number of customers or large transactions, may result in significant adverse fluctuations in our quarterly revenue.  For example, revenue in 2013 was adversely affected because we did not repeat a large deal that represented more than 10% of our total revenue in 2012 Further, we use anticipated revenues to establish our operating budgets and a large portion of our expenses, particularly rent and salaries are fixed in the short term. As a result, any shortfall or delay in revenue could result in increased losses and would likely cause our operating results to be below public expectations. The occurrence of any of these events would likely materially adversely affect our results of operations and likely cause the market price of our common stock to decline.

Our business may be affected by general economic conditions and uncertainty that may cause customers to defer or cancel sales commitments previously made to us.

Any future economic uncertainty in the United States or certain international markets may lead to an economic recession or lower capital spending and credit availability in some or all of the markets in which we operate. A recession or even the risk of a potential recession or uneven economic growth conditions may be sufficient reason for customers to delay, defer or cancel purchase decisions, including decisions previously made. This risk is magnified for capital goods purchases such as the UPS and MIS products that we supply. Although we believe that our competitive advantage and our efforts to broaden the number of different markets in which we sell may help mitigate the economic risk associated with any one country or market vertical, any customer delays or cancellation in sales orders could materially adversely affect our level of revenues and operating results. Should our financial results not meet the expectations of public market analysts or investors, the market price of our stock would most likely decline.

Our financial results may vary significantly from quarter to quarter.

Our product revenue, operating expenses and quarterly operating results have varied in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, many of which are outside of our control. As a result, you should not rely on our operating results during any particular quarter as an indication of our future performance in any quarterly period or fiscal year. The factors which may affect our business include, among others:

•	timing of orders from our customers and the possibility that customers may change their order requirements with little or no notice to us;

•	rate of adoption of our flywheel-based energy storage system as an alternative to lead-acid batteries and our continuous power and infrastructure solutions;

•	ongoing need for short-term power outage protection in traditional UPS systems;

•	deferral of customer orders in anticipation of new products from us or other providers of power quality systems;

•	lack of order backlog;

•	limited visibility into customer spending plans;

•	timing of deferred revenue components associated with large orders;

•	ability to manage capital requirements associated with large orders;

•	timing and execution of our new product introductions;

•	new product releases, licensing or pricing decisions by our competitors;

•	commodity and raw material component prices;

•	ability to adjust our cost structure in response to reductions in income;

•	loss of a significant customer or distributor;

•	impact of changes to our product distribution strategy and pricing policies;

•	failure to achieve our anticipated revenue growth rate;

•	impact of changes to our product distribution strategy and pricing policies of our distributors;

•	changes in product mix;

•	changes in the mix of domestic and international sales;

•	rate of market growth; and

•	acceptance of our latest generation UPS product in the marketplace.

The market for power quality products is evolving and it is difficult to predict its potential size or future growth rate. Most of the organizations that may purchase our products have invested substantial resources in their existing power systems and, as a result, have been reluctant or slow to adopt a new technology, particularly during a period of reduced capital expenditures. Moreover, our current products are alternatives to existing UPS and battery-based systems and may never be accepted by our customers or may be made obsolete by other advances in power quality technologies.

Significant portions of our expenses are not variable in the short term and cannot be quickly reduced to respond to decreases in revenue. Therefore, if our revenue is below our expectations, our operating results are likely to be adversely and disproportionately affected. In addition, we may change our prices, modify our distribution strategy and policies, accelerate our investment in research and development, sales or marketing efforts in response to competitive pressures or to pursue new market opportunities. Any one of these activities may further limit our ability to adjust spending in response to revenue fluctuations. We use forecasted revenue to establish our expense budget. Because most of our expenses are fixed in the short term or incurred in advance of anticipated revenue, any shortfall in revenue may result in significant losses.

A significant increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations.

Because of the significant up-front investment required, and the longer period between order and delivery relative to our UPS products, a significant increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations. The amount of time between the receipt of payment from our customers and our expenditures for raw materials, manufacturing and shipment of products (the cash cycle) for sales of our standard UPS product can be as short as 45 days, and is typically 60 days. However, the cash cycle for MIS sales can be as much as 210 days, depending on customer payment terms. We intend to mitigate the financial impact of this longer cash cycle by negotiating customer deposits and periodic payments where possible from our customers. This is not always commercially feasible, and in order to increase our MIS sales, we may be required to make larger investments in inventory and receivables to fund these sales opportunities. During 2012, we obtained a bank line of credit with borrowing capabilities to help us finance the growth of our MIS business. However, if we experience a substantial increase in the size or number of MIS orders, we may need to obtain additional sources of working capital, debt or equity financing to fund this business. If we are unsuccessful at obtaining additional sources of working capital, we may be required to curtail our level of MIS sales or we may lose potential customers, either of which may cause our financial results not to meet the expectations of public market analysts or investors and adversely impact our results of operations.

We derive a substantial portion of our revenues from international markets and plan to continue to expand such efforts, which subjects us to additional business risks including increased logistical and financial complexity, managing internal controls and processes, political instability and currency fluctuations.

The percentage of our total revenue derived from customers located outside of North America was 38%, 40% and 20% in 2011, 2012 and 2013, respectively. Our international operations are subject to a number of risks, including:

•	foreign laws and business practices that favor local competition;

•	dependence on local channel partners;

•	compliance with multiple, conflicting and changing government laws and regulations;

•	longer cash cycles;

•	difficulties in managing and staffing foreign operations;

•	foreign currency exchange rate fluctuations and the associated effects on product demand and timing of payment;

•	political and economic stability, particularly in the Middle East and Africa;

•	greater difficulty in the contracting and shipping process and in accounts receivable collection including longer collection periods;

•	ability to fund working capital requirements;

•	greater difficulty in hiring qualified technical sales and application engineers; and

•	difficulties with financial reporting in foreign countries.

To date, the majority of our sales to international customers and purchases of components from international suppliers have been denominated in U.S. dollars, Euros and British Pounds. All of our UPS products are manufactured in the U.S. and then sold to our foreign subsidiaries and customers, normally in U.S. dollars. We generally benefit from the decline in value of the U.S. dollar relative to foreign currencies, which makes our UPS products more price competitive in foreign markets. However, an increase in the value of the U.S. dollar relative to foreign currencies could make our UPS products more expensive for our international customers to purchase, thus rendering our products less competitive. We also source the non-UPS components for our modular power infrastructure products locally where possible and pay for these components in local currencies as a way to mitigate the impact of fluctuations in foreign currencies and lessen the impact of any unfavorable fluctuations with the U.S. dollar. Because the UPS product is a small part of the total cost of an MIS product, this strategy should help control the effect of currency fluctuations on the pricing of our MIS products. To the extent our business expands internationally, many of our subsidiaries would be selling products outside of their country of incorporation, and often in foreign currencies. To the extent we record sales in other than our local currency, this can result in translation gains and losses. Currently, we do not engage in hedging activities for our international operations to offset this currency risk. However, we may engage in hedging activities in the future.

We are subject to risks relating to product concentration and lack of revenue diversification.

We derive a substantial portion of our revenue from a limited number of products, particularly our CleanSource 250-900 kVA UPS product family. These UPS products are also an integral component of many of our other products such as CleanSource PowerHouse and our IT infrastructure solutions. We expect these products to continue to account for a large percentage of our revenues in the near term. Continued market acceptance of these products is therefore critical to our future success. Our future success will also depend on our ability to reduce our dependence on these few products by developing and introducing new products and product or feature enhancements in a timely manner. Specifically, our ability to capture significant market share depends on our ability to develop and market extensions to our existing product lines at higher and lower power range offerings and as containerized solutions. We are currently investing significant amounts in our UPS and MIS products to broaden our product portfolio. Even if we are able to develop and commercially introduce new products and enhancements, they may not achieve market acceptance and the revenue generated from these new products and enhancements may not offset the costs, which would substantially impair our revenue, profitability and overall financial prospects. Successful product development and market acceptance of our existing and future products depend on a number of factors, including:

•	changing requirements of customers;

•	accurate prediction of market and technical requirements;

•	timely completion and introduction of new designs;

•	quality, price and performance of our products;

•	availability, quality, price and performance of competing products and technologies;

•	our customer service and support capabilities and responsiveness;

•	successful development of our relationships with existing and potential customers; and

•	changes in technology, industry standards or end-user preferences.

We must expand our distribution channels and manage our existing and new product distribution relationships to grow our business.

The future growth of our business will depend on our ability to expand our existing relationships with distributors, to identify and develop additional channels for the distribution and sale of our products and to manage these relationships. As part of our growth strategy, we may expand our relationships with distributors and develop relationships with new distributors. We will also look to identify and develop new relationships with additional parties that could serve as outlets for our products, or that could provide additional opportunities for our existing sales channels, such as the relationships we have developed with IT hardware manufacturers such as HP. Our inability to execute this strategy successfully and to integrate and manage our existing OEM channel partners and our new distributors and manufacturer’s representatives would likely impede our future growth.

We currently operate without a substantial backlog.

We generally operate our business without a large backlog of orders from our customers. Normally, our products are shipped and revenue is recognized shortly after the order is received, usually within three to six months from the date of the order. Because historically our backlog has not been sufficient to provide all of the next quarter’s revenue, revenue in any quarter is often dependent on orders booked and shipped throughout that quarter. We are attempting to increase the size of our backlog to promote greater efficiency in production, to facilitate business planning, and to improve revenue visibility. During periods of economic uncertainty, the rate of customer orders can quickly decrease, limiting our ability to build a substantial backlog. Therefore, there can be no guarantee we can successfully build and maintain a meaningful level of backlog.

We must continue to hire and retain skilled personnel.

We believe our future success will depend upon our ability to attract, motivate and retain highly skilled managerial, engineering, sales, and product marketing personnel. There is a limited supply of skilled employees in the power quality marketplace. Our small size relative to our competitors and lack of brand equity, particularly in foreign markets, makes it very difficult for us to attract personnel in foreign markets. Our failure to attract and retain the highly trained technical personnel who are essential to our product development, marketing, sales, service and support teams may limit the rate at which we can develop new products or generate revenue, particularly in foreign markets. If we are unable to attract the new personnel we desire, retain personnel we currently employ, or if we are unable to replace departing employees quickly, our operations and new product development may suffer.

We are significantly dependent on our relationships with Caterpillar and Hewlett Packard. If these relationships are unsuccessful, for whatever reason, our business and financial prospects would likely suffer.

Caterpillar, together with its dealer network, is our primary OEM customer and the single largest customer for our flywheel-based UPS products. Caterpillar accounted for 16%, 13% and 14% of our revenue in 2011, 2012 and 2013, respectively. HP is our largest IT channel partner and accounted for 36%, 35% and 22% of our revenue in 2011, 2012 and 2013, respectively. A number of factors could cause these customers to cancel or defer orders, including interruptions to their operations due to a downturn in their industries, delays or changes in their product offerings or securing other sources for the products we manufacture, or developing such products internally. If our relationships with Caterpillar or HP are not successful or suffer a material adverse change, such as a material reduction in the level of orders or their failure to pay us on a timely basis, our business and operating results would suffer unless we are able to replace these revenues from another source or sources in a timely manner.

We have underutilized manufacturing capacity and have no experience manufacturing our products in large quantities.

In 2001, we leased and equipped a 127,000 square foot facility used for manufacturing and testing of our three-phase product line, including our UPS and energy storage products. To be financially successful, and to fully utilize the capacity of our facility and allocate its associated overhead, we must achieve significantly higher sales volumes. We must accomplish this while also preserving the quality levels we achieved when manufacturing these products in more limited quantities. To date, we have not been successful at increasing our sales volume to a level that fully utilizes the capacity of the facility and we may never increase our sales volume to necessary levels. If we do not reach these necessary sales volume levels, or if we cannot sell our products at our suggested prices, our ability to reach profitability on a quarterly or annual basis would be adversely impacted.

Achieving the necessary production levels to absorb the capacity of our manufacturing facility efficiently presents a number of technological and engineering challenges for us. We have not previously manufactured our products in high volume. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and product standards or production volumes required to manufacture large quantities of our products successfully. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization objectives or to satisfy the requirements of our customers.

We must build quality products to ensure acceptance of our products.

The market perception of our products and related acceptance of such products is highly dependent upon the quality and reliability of the products we build. Any quality problems attributable to our UPS or MIS product lines may substantially impair our revenue and operating results. Moreover, quality problems for our product lines could cause us to delay or cease shipments of products or have to recall or field upgrade products, thus adversely affecting our ability to meet revenue or cost targets. In addition, while we seek to limit our liability as a result of product failure or defects through warranty and other limitations, if one of our products fails, a customer could suffer a significant loss and seek to hold us responsible for that loss and our reputation with other current or potential customers would likely suffer.

Seasonality may contribute to fluctuations in our quarterly operating results.

Historically our business has experienced seasonal customer buying patterns. In recent years, the UPS industry and our business have generally experienced relatively weaker demand in the first calendar quarter of the year, including a sequential decrease in revenue compared to the fourth quarter.  We believe this pattern, which we attribute to annual capital budgeting procedures, may possibly continue. In addition, we anticipate that demand for our products in Europe and Africa may decline in the summer months, compared to other regions, because of reduced corporate buying patterns during the vacation season.

We depend on sole and limited source suppliers, and outsource selected component manufacturing.

We purchase several component parts from sole source and limited source suppliers. As a result of our current production volumes, we lack significant leverage with these and other suppliers especially when compared to some of our larger competitors. If our suppliers receive excess demand for their products, we may receive a low priority for order fulfillment as large volume customers may receive priority that may result in delays in our acquiring components. If we are delayed in acquiring components for our products, the manufacture and shipment of our products could be delayed. We are, however, continuing to enter into long-term agreements with our sole suppliers and other key suppliers, when available, using a rolling sales volume forecast in an attempt to stabilize component availability. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, the extensive production time required and current market demand for such components. Some of these delays may be substantial. As a result, we purchase several critical, long lead time or single sourced components in large quantities to help protect our ability to deliver finished products. If we overestimate our component requirements, we may have excess inventory, which will increase our costs. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on scheduled delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we may be required to manufacture the component internally, which will also result in delays, or we may be required to absorb price increases. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.

To assure the availability of our products to our customers, we outsource the manufacturing of selected components prior to the receipt of purchase orders from customers based on their forecasts of their product needs and internal product sales revenue forecasts. However, these forecasts do not represent binding purchase commitments from our customers. We do not recognize revenue for such products until we receive an order from the customer and the product is shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. As demand for our products may not materialize, this product delivery method subjects us to increased risks of high inventory carrying costs, obsolescence and excess, and may increase our operating costs. In addition, we may from time to time make design changes to our products, which could lead to obsolescence of inventory.

Our manufacturing operations are concentrated in a small number of nearby facilities.

All of our UPS systems are manufactured in our Austin, Texas facility and our manufacturing, research and development and administrative activities are concentrated in a small number of facilities nearby. If, for any reason, including as a result of a natural disaster, act of terrorism or other similar event, any of these facilities should be damaged or destroyed or become inoperable or inaccessible, our ability to conduct our business could be adversely affected or interrupted entirely.

We face significant competition from other companies.

The markets for power quality and power reliability systems are intensely competitive. There are many companies engaged in all areas of traditional and alternative UPS and backup systems in the U.S. and abroad, including, among others, major electric and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. There are many companies that are developing flywheel-based energy storage systems and flywheel-based power quality systems. We may face future competition from companies that are developing other types of emerging power technologies, such as high-speed composite flywheels, ultra capacitors and superconducting magnetic energy storage.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, service, marketing and other resources, broader name and brand recognition and a larger installed base of customers. As a result, these competitors may have greater credibility with our existing and potential customers and greater service infrastructure than we do. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. In addition, some of our current and potential competitors have established supplier or joint development relationships with our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing products from us or to persuade them to replace our products with their products. Increased competition could decrease our prices, reduce our sales, lower our margins, or decrease our market share. These and other competitive pressures could prevent us from competing successfully against current or future competitors and could materially harm our business.

We may be unable to protect our intellectual property and proprietary rights.

Our success depends upon our ability to protect our proprietary technology, and we expect future technological advancements made by us will be critical to achieve and sustain market acceptance of our products. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners and control access to and distribution of our software, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where applicable laws may not protect our proprietary rights as fully as in the U.S. In addition, the measures we undertake may not be sufficient to protect our proprietary technology adequately and may not preclude competitors from independently developing products with functionality or features similar to those of our products.

We may be subject to claims by others that we infringe on their proprietary technology.

In recent years, there has been significant litigation in the U.S. involving patents, trademarks and other intellectual property rights. We may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its merits or its outcome, would likely be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

•	cease selling our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all;

•	redesign those products that use infringing intellectual property; or

•	cease to use an infringing trademark.

Our involvement in any such litigation may cause us to incur unexpected litigation costs, require modifications to or limit our ability to sell our products, and adversely impact our business and reputation.

Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations.

Pursuant to the Sarbanes-Oxley Act of 2002, we are required to provide a report by management on our internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of our internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed, we could fail to meet our reporting obligations, and there could be a material adverse effect on our stock price.

A material weakness or other control deficiency could result in errors in our reported results and could have a material adverse effect on our operations, investor confidence in our business and the trading price of our stock.

A material weakness is a control deficiency or combination of control deficiencies, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected.  In 2013, our management identified a material weakness resulting from control deficiencies related to our credit approval process whereby we did not confirm information from an employee of ours in China regarding the facts surrounding Qiyuan, a distributor with which we entered into a distribution agreement.  In response to such material weakness, management implemented additional credit approval process procedures including actions to further verify the financial condition and ownership structure of all new customers.  As a result, we believe the material weakness was remediated as of December 31, 2013.  Any further material weakness or unsuccessful remediation could adversely impact investor confidence in the accuracy and completeness of our financial statements. As a result, our ability to obtain any additional financing could be materially and adversely affected, which in turn could materially and adversely affect our business, our financial condition and the market value of our stock. In addition, perceptions of us among customers, lenders, investors, securities analysts and others could also be adversely affected.  We can give no assurances the measures we have taken to date, or any future measures we may take, will prevent or remediate any additional material weaknesses in the future.

Our pending legal matters have increased our costs and could result in fines and penalties.

We are involved in ongoing legal matters as described in the section below titled “Legal Proceedings”.  These matters may harm our business and liquidity in the future. We have incurred and expect to continue to incur substantial expenses for legal and accounting services related to such matters. These matters have also required significant time and attention from our management.  At this point, we are unable to predict the duration, scope or results of the pending SEC investigation.  In connection with our pending legal matters, including any further litigation that may be pursued, we may incur defense costs that may exceed our insurance coverage. We may also incur costs if the insurers of our directors and officers and our liability insurers deny coverage for the costs and expenses related to any litigation.   Our pending legal matters are in the early stages and we cannot predict their outcomes.  Adverse outcomes or other developments during the course of such matters may harm our business, financial condition, results of operations or liquidity as well as investors’ perception of our business.

The transition to a new Chief Executive Officer and new Chief Financial Officer may limit our ability to effectively execute on our business plan.

Effective October 14, 2013, Mark A. Ascolese joined us as our Chief Executive Officer and President. The presence of a new Chief Executive Officer may impact our relationships with customers, vendors, and employees, resulting in loss of business, loss of vendor relationships, and the loss of key employees or declines in the productivity of existing employees.  Any or all of these risks could adversely affect our business and operating results.

Effective December 4, 2013, James Powers became our Chief Financial Officer. The transition of the Chief Financial Officer position may cause disruptions in our finance and accounting functions, or may limit the ability of our management team to effectively execute on our business plan. If we are unable to transition efficiently and effectively, our business and operating results may be adversely affected.

Cybersecurity incidents could disrupt business operations, result in loss of critical and confidential information, and adversely impact our reputation and results of operation.

Global cybersecurity threats can range from uncoordinated individual attempts to gain unauthorized access to our information technology (IT) systems to sophisticated and targeted measures known as advanced persistent threats. While we employ comprehensive measures to prevent, detect, address and mitigate these threats (including access controls, data encryption, vulnerability assessments, continuous monitoring of our IT networks and systems and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties) and the disruption of business operations. The potential consequences of a material cybersecurity incident include reputational damage; litigation with third parties; diminution in the value of our investment in research; development and engineering; and increased cybersecurity protection and remediation costs; which in turn could adversely affect our competitiveness and results of operations.

Risks Related to our Common Stock

We have anti-takeover provisions that could discourage, delay or prevent our acquisition.

Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. We also are subject to the anti-takeover laws of the State of Delaware, which may further discourage, delay or prevent someone from acquiring or merging with us. In addition, our agreement with Caterpillar for the distribution of UPS products provides that Caterpillar may terminate the agreement in the event we are acquired or undergo a change in control. The possible loss of a significant customer could be a significant deterrent to possible acquirers and may substantially limit the number of possible acquirers. All of these factors may decrease the likelihood we would be acquired, which may depress the market price of our common stock.

The trading price of our common stock has been volatile and is likely to be volatile in the future.

Historically, the market price of our common stock has fluctuated significantly. In 2013, the sales price of our common stock ranged from $2.80 to $4.98 per share. In addition to the other risks described in the “Risk Factors” section of this Form 10-K, the market price of our common stock can be expected to fluctuate significantly in response to numerous other factors, many of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts, any financial guidance we may provide, or our failure to perform in line with such estimates or guidance;

•	changes in market valuations of other technology companies, particularly those that sell products used in power quality systems;

•	announcements by us or our competitors of significant sales, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	introduction of technologies or product enhancements that reduce the need for flywheel energy storage or modular infrastructure products;

•	the loss of one or more key OEM customers or channel partners;

•	an inability to expand our distribution channels successfully;

•	departures of key personnel;

•	our ability to obtain additional equity capital or borrowings under our credit agreement;

•	the outcome of our pending litigation and SEC investigation; and

•	changing external capital market conditions.

If the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry or the stock market generally even if these events do not directly affect us. Each of these factors, among others, could cause our stock price to decline. We have pending securities class action litigation and, regardless of its merits or outcome, it could result in substantial costs and divert management’s attention and resources.

Securities or industry analysts may not publish research or may publish inaccurate or unfavorable research about our business.

The trading market for our common stock will continue to depend on the research and reports that securities or industry analysts publish about us or our business. If we do not continue to maintain adequate research coverage or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. Although there are three analysts that provided research coverage on us during 2013, there can be no guarantee these research analysts will continue to provide coverage of us. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We expect to need additional capital in the future, and it may not be available to us on favorable terms, or at all.

We have historically relied on outside financing and cash flow from operations to fund our operating losses, operations, capital expenditures and expansion. We expect to require additional capital from equity or debt financing in the future to fund our operations or respond to competitive pressures or strategic opportunities. We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us, to continue our operations as planned. If financing is not available, we may be required to reduce, delay or eliminate certain activities or to license or sell to others some of our proprietary technology.

Because we do not expect to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Future sales of a substantial number of shares of our common stock in the public market could adversely affect the trading price of our common stock and impair our ability to raise funds in future stock offerings.

Future sales of a substantial number of shares of our common stock in the public market, including resale prospectuses and shares available for resale under Rule 144 under the Securities Act, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree.  Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for our company.

You will experience immediate dilution in the book value per share of the common stock you purchase.

You will suffer immediate dilution in the net tangible book value of the common stock you purchase in this offering because the price per share of our common stock being offered hereby is substantially higher than the book value per share of our common stock.  Based on the offering price of $____ per share in this offering, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $____ per share in the net tangible book value of the common stock determined based on the net tangible book value and number of outstanding shares of common stock, in each case as of December 31, 2013.  See “Dilution” on page S-22 for a more detailed discussion of the dilution you will incur in this offering.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the registration statement of which it forms a part, the accompanying prospectus and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under “Risk Factors” as set forth beginning on page S-11 of this prospectus supplement, under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (as amended, as applicable) to the extent not restated herein, and in our future filings made with the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, Active Power undertakes no obligation to revise or publicly release the results of any revisions to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock that we are offering, will be approximately $__ million, or approximately $__ million if the underwriter exercises its over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.  We expect the net proceeds to us from the sale of the common stock offered by this prospectus supplement and the accompanying prospectus will be used for working capital and other general corporate purposes. We have not determined the amounts we plan to spend on any specific item or the timing of such expenditures. As a result, our management will have broad discretion in the application of the net proceeds of this offering. We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.  Our net tangible book value of our common stock as of December 31, 2013 was approximately $20.3 million, or approximately $1.05 per share of common stock based upon 19,388,443 shares outstanding.  Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding, in each case as of December 31, 2013.  After giving effect to the sale by us of the ______ shares of our common stock we are offering, our as-adjusted net tangible book value would have been approximately $__ million as of December 31, 2013 or approximately $__ per share of common stock based upon _________ shares outstanding.  This represents an immediate increase in net tangible book value of $___ per share to our existing stockholders and an immediate dilution in net tangible book value of $___ per share to new investors.  The following table illustrates this calculation on a per share basis:

Offering price per share			$
Net tangible book value per share as of December 31, 2013		$1.05
Increase in net tangible book value per share attributable to the offering	$
As-adjusted net tangible book value per share after giving effect to the offering	$
Dilution in net tangible book value per share to new investors			$

The foregoing table excludes the following, each stated as of December 31, 2013:

•	2,407,664 shares of common stock issuable upon the exercise of stock options with a weighted-average exercise price of $5.27 per share;

•	53,038 unvested restricted stock units; and

•	1,185,026 shares of common stock reserved for future issuance under our equity incentive plans.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on The NASDAQ Capital Market under the symbol “ACPW.” The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock as reported on The NASDAQ Capital Market:

	High	Low
Fiscal Year ending December 31, 2012
First Quarter	$5.25	$3.25
Second Quarter	$4.84	$3.55
Third Quarter	$4.50	$3.80
Fourth Quarter	$4.10	$2.90
Fiscal Year ending December 31, 2013
First Quarter	$4.98	$3.33
Second Quarter	$4.84	$3.97
Third Quarter	$4.38	$2.82
Fourth Quarter	$3.43	$2.80
Fiscal Year ending December 31, 2014
First Quarter (through February 24, 2014)	$3.7699	$3.01

As of January 31, 2014, there were approximately 153 holders of record of our common stock. On February 24, 2014, the last sale price reported on The NASDAQ Capital Market for our common stock was $3.41 per share.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and available-for-sale securities and our capitalization as of December 31, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of shares of our common stock issued in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Such adjusted basis presumes no participation in this offering by certain parties for which we have negotiated reduced discounts and commissions.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2013
	Actual	As Adjusted
	(In thousands, except per share data) (unaudited)
Cash, cash equivalents and available-for-sale securities	$12,261	$
Long-term liabilities	741
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 2,000 shares authorized; no shares issued and outstanding, actual and as adjusted	-
Common stock, par value $0.001 per share; 30,000 shares authorized; 19,452 shares issued and 19,388 outstanding, actual; __shares issued and __outstanding, as adjusted	19
Additional paid-in capital	290,964
Accumulated other comprehensive income	706
Accumulated deficit	271,168
Total stockholders’ equity	20,306
Total capitalization	$21,047	$

The number of shares shown as issued and outstanding in the table above excludes:

•	2,407,664 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2013 with a weighted-average exercise price of $5.27 per share;

•	53,038 unvested restricted stock units as of December 31, 2013; and

•	1,185,026 shares of common stock reserved for future issuance under our equity incentive plans as of December 31, 2013.

DESCRIPTION OF SECURITIES

In this offering, we are offering shares of our common stock. The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 8 of the accompanying prospectus.

UNDERWRITING

We have entered into an underwriting agreement with the underwriter set forth below with respect to the shares of common stock being offered hereby. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us the number of shares of our common stock indicated in the following table.

Underwriter	Number of Shares
Roth Capital Partners, LLC
Total
Our common stock trades on The NASDAQ Capital Market under the symbol “ACPW.”

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock offered by this prospectus supplement and the accompanying base prospectus is subject to the approval of certain legal matters by counsel for the underwriter and to certain other conditions. The underwriter is obligated to purchase all of the shares of common stock offered hereby if any such shares are purchased.

We have granted the underwriter an option, exercisable one or more times at any time or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement, to buy up to an additional _______ shares of our common stock from us at the public offering price, less the underwriting discounts and commissions and any further expense reimbursement, to cover these sales.

Commissions and Expenses

The underwriter proposes to offer the shares of common stock purchased pursuant to the underwriting agreement to the public (including certain of our directors) at the public offering price per share set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $__ per share. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

In connection with the sale of the common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 6.0% of the gross proceeds per share, or $__ per share, based on the public offering price per share set forth on the cover page of this prospectus supplement, except for sales, if any, to Kinderhook, L.P., for which the underwriter’s commissions and discounts will be 3.0% of the gross proceeds per share, or $__ per share, based on the public offering price per share. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker/dealer generally, as calculated consistent with FINRA’s rules, may not be greater than 8.0% of the gross proceeds received by us from the sale of any securities registered pursuant to Rule 415 under the Securities Act.

In addition, we have agreed to reimburse the underwriter at closing for all reasonable filing fees and reasonable fees and disbursements of the underwriter’s counsel incurred in connection with the qualification of the shares of common stock being offered in this offering and in connection with any FINRA filing and all reasonable out-of-pocket expenses and costs that have been incurred by the underwriter in connection with this offering, including reasonable legal fees and expenses, up to an aggregate of $125,000. We estimate that total expenses payable by us in connection with this offering of our securities, other than the underwriting discounts and commissions, will be approximately $300,000. The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the overallotment option to purchase additional shares of common stock we have granted to the underwriter), excluding sales to Kinderhook, L.P, if any:

Per Share
	Without Overallotment Option	With Overallotment Option
Public Offering Price	$	$
Underwriting discounts and commissions paid by us	$	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Restrictions on Future Sales

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of the underwriter for a period of 90 days, subject to an 18 day extension under certain circumstances (the “Lock-up Period”), following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of options or warrants and the vesting of restricted stock awards or units and (iii) the issuance of employee stock options and the grant, redemption forfeiture or distribution of restricted stock awards, restricted stock units or shares of Common Stock pursuant to our equity incentive plans.

In addition, each of our directors and executive officers and Kinderhook L.P. has entered into a lock-up agreement with the underwriter. Under the lock-up agreements, the directors and executive officers and Kinderhook L.P. may not, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without the prior written consent of the underwriter, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers and Kinderhook L.P. are subject to exceptions for transfers (i) as a bona fide gift or gifts to one or more immediate family members who agree to be bound by these restrictions, (ii) by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, provided the transferee agrees to be bound by these restrictions, (iii) as collateral for a loan from a bank or other financial institution, subject to such lender agreeing in writing to be similarly bound by these restrictions, (iv)  to us or as may be required under any of our benefit plans; (v) to us for the sole purpose of satisfying the exercise price and/or tax withholding obligations upon exercise of currently outstanding stock options or restricted stock units, provided that any disclosure of such transfer shall specify that such transfer is for the purpose of net-share settlement; or (vi) to a third party pursuant to the acquisition of 100% of our voting stock by a third party.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s website or our website and any information contained in any other website maintained by the underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock offered hereby is completed, SEC rules may limit the underwriter from bidding for and purchasing our shares of common stock.

In connection with the offering the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Overallotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriter is not greater than the number of shares that such underwriter may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any covered short position by either exercising the overallotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the overallotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriter and/or its affiliates may in the future provide various investment banking and other financial services for us for which services such underwriter may in the future receive, customary fees. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)        to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)        in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended ) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to, (1) persons who receive this prospectus supplement and the accompanying prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus supplement and the accompanying prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

The underwriter has represented, warranted and agreed that:

(a)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)        it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas will pass upon the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Certain legal matters relating to the offering will be passed upon for the underwriter by K&L Gates LLP, Irvine, California.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than information in current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering of the common stock covered by this prospectus supplement:

•	the description of our common stock contained in our registration statement on Form S-1 (File No. 333-36946), filed with the SEC on May 12, 2000, including any amendment or report filed for the purpose of updating such description;

•	our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 4, 2013 (the “2012 10-K”);

•	the information specifically incorporated by reference into our 2012 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the SEC on May 3, 2013, July 31, 2013 and November 18, 2013, respectively, as amended by our Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2013 and June 30, 2013, both filed with the SEC on November 18, 2013, as well as any other amendments thereto reflected in subsequent filings with the SEC; and

•	our Current Reports on Form 8-K filed with the SEC on January 25, 2013, February 19, 2013, April 17, 2013, April 24, 2013, May 31, 2013, July 9, 2013, September 6, 2013, September 30, 2013, October 29, 2013, November 7, 2013, November 20, 2013, January 7, 2013 and February 19, 2014.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus supplement.

Our website is www.activepower.com. Our website contains links to our filings available on the SEC website. We will also provide electronic or paper copies of our filings free of charge upon written or oral request. The information available on or through our websites is not a part of this prospectus supplement and should not be relied upon. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus supplement by writing or calling us at:

Active Power, Inc.
2128 W. Braker Lane, BK12
Austin, Texas 78758
Attention: Investor Relations
(512) 836-6464

Prospectus filed pursuant to Rule 424(b)(3)
of the Securities Act of 1933, as amended.
Registration number 333-188242

PROSPECTUS

$50,000,000

Active Power, Inc.

By this prospectus, Active Power may offer, from time to time:

●	Common stock
●	Preferred stock
●	Depositary Shares
●	Warrants
●	Debt securities
●	Units

Active Power, Inc. a Delaware corporation (“Active Power”) may offer and sell from time to time, in one or more series or issuances and on terms that Active Power will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $50,000,000.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 29 of this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ACPW.” We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

As of May 31, 2013, the aggregate market value of our common equity held by non-affiliates was approximately $66.7 million based on the closing price of our common stock of $4.30 per share and the number of outstanding shares held by non-affiliates of 15,518,624. For purposes of the foregoing, the number of shares held by non-affiliates excludes all shares held by our executive officers and directors and any holder of 10% or more of our outstanding common equity. We have not offered and sold any securities in a primary offering pursuant to Instruction I.B.6 of the general instructions to Form S-3 during the period of 12 calendar months immediately prior to and including the date of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN ANY SECURITIES.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 26, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $50,000,000.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the initial public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering.  No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.  This prospectus does not contain all of the information included in the registration statement.  For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision.  Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable.  You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.
i

Prospectus Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference.  This summary does not contain all of the information you should consider before buying securities in this offering.  You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.  As used in this prospectus, “we,” “us,” “Active Power,” “the Company” and “our” refer to Active Power, Inc., a Delaware corporation.

Active Power, Inc.

Overview

Active Power designs, manufactures and services uninterruptible power supply (“UPS”) products and modular infrastructure solution (“MIS”) products that provide electrical power continuity and integrated infrastructure platforms for data centers and other mission critical applications.

Our products and solutions are designed to deliver continuous conditioned power during power disturbances and outages, voltage sags and surges, and provide ride-through power in the event of utility failure, supporting operations until utility power is restored or a longer term alternative power source, such as a diesel generator, is engaged. We believe our products offer an advantage over those of our competitors in the areas of power density (less space) and energy efficiency, total cost of ownership, system reliability, modular design, and the economically green benefits of our solutions.

We have sold our patented flywheel-based UPS products since 1999. As of December 31, 2012, we have shipped more than 3,500 flywheels in UPS system installations, delivering more than 900 megawatts of power to customers in 57 countries around the world, providing nearly 150 million runtime hours of operation.

In addition to selling stand-alone UPS products, we also manufacture and sell modular infrastructure solutions that provide critical power and infrastructure in a pre-packaged format and offer the same customer benefits with regard to operating efficiency, reliability and cost as our UPS products. These MIS products may include our UPS products as a component. For example, we design, manufacture and sell modular power infrastructure products that integrate our UPS products with other related equipment such as switchboards and backup diesel generators and is sold as a complete power solution for customers. We also integrate and build modular power and IT infrastructure solutions to specification, based on customer and other third party designs. These solutions are typically enclosures that have a fully built out interior – including electrical, cooling, monitoring and other elements – ready for the customer to add its IT racks and servers. They serve as the infrastructure for modular data center products which are self-contained fully functioning data centers once the customer adds its IT equipment. These industry emerging products can be deployed rapidly and at a lower cost than traditional brick-and-mortar solutions and are optimally suited for hyper-scale IT and cloud applications.

In 2012, 57% of our product revenue came from the sale of UPS products, and 43% from the sale of modular infrastructure solutions.

We are headquartered in Austin, Texas, with international offices in the United Kingdom, Germany, and China.

We believe a number of underlying macroeconomic trends place Active Power in a strong position to be one of the leading providers of critical power protection. These trends include:

●	increasing business costs of downtime;

●	a rapidly expanding need for data center infrastructure;

●	ever-increasing demands placed on the public utility infrastructure;

●	an inadequate investment in global utility infrastructure;

●	rising costs of energy worldwide driven by volume of energy used; and

●	an increasing demand for economically green solutions.

We have evolved significantly since the company was founded in 1992. Our early focus was on research and development of the core products that continue to enable our business today. Over the past several years, we have focused our efforts on brand, markets, and channels of distribution. The technological foundation of Active Power has yielded more than 100 worldwide patents and a highly differentiated, cost-efficient product platform that we have evolved into an expanding suite of infrastructure solutions. As we go forward, it is critical for us to focus on both developing technology to maintain and grow our leadership position and expand our addressable markets and on building channels of distribution to have more avenues into the market.

Active Power has developed and implemented a go-to-market strategy to set the direction for our sales and marketing initiatives and plans around the following components:

●	Customer: Data Center Applications Across Vertical Markets

●	Distribution: Partner Enabled Distribution Strategy Transacted Locally

●	Geography: Global Markets served from four Centers of Operation

●	Products: Continuous Power and Infrastructure Solutions

●	Value: Efficient, Reliable, Green Solutions

●	Service: Installation, Maintenance, Project Management and Other Professional Services

As a result of this strategy, we have been successful in improving our operating performance, broadening our global footprint, diversifying our customer base, broadening our sales channels and partners, and moving higher up the customer value chain with innovative developments of our core underlying product technology.

Corporate Information

We were founded as a Texas corporation in 1992 and reincorporated in Delaware in 2000 prior to our initial public offering. Our principal executive offices are located at 2128 W. Braker Lane, BK12, Austin, Texas 78758 and our telephone number at that address is (512) 836-6464.  Our website address is www.activepower.com and we make our periodic and current reports that are filed with the Commission available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission.  Information contained on our website does not constitute part of this prospectus.

Our common stock trades on The Nasdaq Capital Market under the symbol “ACPW.”

We own the registered trademarks ACTIVE POWER, CLEANSOURCE, COOLAIR, and POWERHOUSE in the United States and abroad. The ACTIVE POWER logo is a trademark of Active Power. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

The Securities We May Offer

We may offer up to $50,000,000 of common stock, preferred stock, depositary shares, warrants, debt securities and/or units in one or more offerings and in any combination.  This prospectus provides you with a general description of the securities we may offer.  A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of the securities we determine to offer.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible or exercisable into our common stock.  Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders.  Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.  The holders of common stock have no preemptive rights.  Currently, we do not pay a dividend and do not anticipate paying cash dividends in the foreseeable future.

Preferred Stock and Depositary Shares

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Each series of preferred stock, depositary shares or depositary receipts, if issued, will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock. We do not have any shares of our preferred stock, depositary shares or depositary receipts presently outstanding.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or debt securities.  We may issue warrants independently or together with other securities.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt.  The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.”  The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.  Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities.  We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities will be issued under separate indentures between us and a trustee.  We have summarized the general features of the debt securities to be governed by the indentures.  These indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.  We encourage you to read these indentures.  Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

Units

We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS

An investment in our securities involves a high degree of risk.  The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus.  You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and any updates described in our Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering.   The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of the company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section titled “Risk Factors” set forth above.

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement also contain statements that are based on management’s current expectations and beliefs, including estimates and projections about our company, industry, financial condition, results of operations and other matters. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the years ended December 31, 2012, 2011, 2010, 2009 and 2008.  The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.  See Exhibit 12.1 hereto for additional detail regarding the computation of the deficiency of earnings to cover fixed charges.

	Fiscal Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	—	—	—	—	—

(1)
The ratio of earnings to fixed charges has been computed on a consolidated basis. “Earnings” consists of net income before income taxes plus fixed charges. “Fixed charges” consist of interest expense plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor.

For the years ended December 31, 2012, 2011, 2010, 2009 and 2008, our earnings were insufficient to cover fixed charges by $1.9 million, $7.1 million, $4.0 million, $11.0 million and $13.4 million, respectively.

As of the date of this prospectus, we have no shares of preferred stock outstanding, and consequently, our ratio of earnings to preferred share dividends and ratio of earnings to fixed charges would be identical.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, other corporate expenses and acquisitions of complementary products, technologies or businesses. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.  As a result, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings.  Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our restated certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 30,000,000 shares of common stock with a $0.001 par value per share, and 2,000,000 shares of undesignated preferred stock with a $0.001 par value per share.  Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of February 28, 2013, there were 19,233,281 shares of common stock issued and outstanding.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our restated certificate of incorporation and bylaws.  For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws, each as amended.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends or other distributions that may be declared from time to time by the board of directors out of funds legally available for that purpose. However, we are not currently paying any dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 2,000,000 shares of preferred stock in one or more series. Of these authorized shares of preferred stock, 80,000 shares have been designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001. The shares of Series A Junior Participating Preferred Stock were issuable upon exercise of certain rights under the Rights Agreement dated December 13, 2001 between us and EquiServe Trust N.A. All such rights, as well as the Rights Agreement, have expired and were terminated by the terms of the Rights Agreement.  The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock.

However, these effects might include:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; and

●	delaying or preventing a change in control of our company without further action by the stockholders.

This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

Under the terms of our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.  There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.

The prospectus supplement for a series of preferred stock will specify:

●	the maximum number of shares;

●	the designation of the shares;

●
the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

●
the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

●	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

●	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

●
the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

●	the voting rights; and

●	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

The issuance of shares of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing additional preferred stock could include one or more of the following:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

Preferred stock will be fully paid and nonassessable upon issuance.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law and our currently in effect restated certificate of incorporation and bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

●
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.  However, the board of directors has approved for purposes of Section 203(a)(1) of the DGCL Kinderhook Partners, LP becoming an “interested stockholder” (as defined in Section 203(c)(5) of the DGCL) and taken all other actions necessary so the restrictions contained in Section 203(a) applicable to a “business combination” (as defined in Section 203(c)(3) of the DGCL) did not apply to the closing of the Direct Offering or any of the transactions contemplated in connection therewith.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our currently in effect restated certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. In accordance with our currently in effect amended and restated certificate of incorporation, directors may be removed by the affirmative vote of the holders of the outstanding shares of common stock only with cause.

Our currently in effect bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our bylaws provide that only our board of directors may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Our currently in effect restated certificate of incorporation does not allow stockholders to act by written consent without a meeting. Without the availability of stockholder’s actions by written consent, a holder controlling a majority of our capital stock would not be able to amend our amended bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of the board of directors to call a stockholders’ meeting and satisfy the notice periods determined by the board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “ACPW.”

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock.  If we do elect to offer fractional shares of preferred stock, we will issue receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement.  Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share.  These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement by and among us, the depositary and the holders of the depositary receipts.  The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement.  Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete, and is subject to modification in any prospectus supplement for any issuance of depositary shares.  You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation that are, or will be, filed with the SEC for the applicable series of preferred stock.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date.  The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution.  If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary.  Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed.  The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock.  Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares.  The record date for the depositary will be the same date as the record date for the preferred stock.  The depositary will, to the extent practicable, vote the preferred stock underlying the depositary shares in accordance with these instructions.  We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions.  The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of preferred stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued.  Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us.  However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares.  The deposit agreement may be terminated by the depositary or us only if:

●	all outstanding depositary shares have been redeemed; or

●	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement.  We will also pay charges of the depositary in connection with:

●	the initial deposit of the preferred stock;

●	the initial issuance of the depositary shares;

●	any redemption of the preferred stock; and

●	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts.  If these charges have not been paid, the depositary may:

●	refuse to transfer depositary shares;

●	withhold dividends and distributions; and

●	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock.  In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement.  Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement.  Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished.  The depositary and we may rely on:

●	written advice of counsel or accountants;

●	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

●	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us.  We may remove the depositary at any time.  Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment.  The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal.  The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $100,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares.  As a result, owners will be entitled to take into account for U.S. federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock.  No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares.  The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged.  The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our debt securities, preferred stock or common stock, or any combination thereof.  Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.  The warrant agent will act solely as our agent in connection with the warrants.  The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.  This summary of certain provisions of the warrants is not complete.  For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

●	the title of the debt warrants;

●	the offering price for the debt warrants, if any;

●	the aggregate number of the debt warrants;

●	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

●	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

●	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

●	the dates on which the right to exercise the debt warrants will commence and expire;

●	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

●	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

●	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, a discussion of material U.S. federal income tax considerations;

●	the antidilution provisions of the debt warrants, if any;

●	the redemption or call provisions, if any, applicable to the debt warrants;

●	any provisions with respect to the holder’s right to require us to repurchase the debt warrants upon a change in control or similar event; and

●	any additional terms of the debt warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations.  Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.  Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

●	the title of the warrants;

●	the offering price for the warrants, if any;

●	the aggregate number of warrants;

●	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

●	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

●	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

●	the dates on which the right to exercise the warrants shall commence and expire;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, a discussion of material U.S. federal income tax considerations;

●	the antidilution provisions of the warrants, if any;

●	the redemption or call provisions, if any, applicable to the warrants;

●	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

●	any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

●	to vote, consent or receive dividends;

●	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

●	exercise any rights as stockholders of us.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities.  The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  Together, the senior indenture and the subordinated indenture are called indentures in this description.  This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate.  The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities.  For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus.  In this description of the debt securities, the words “we,” “us,” or “our” refer only to Active Power, Inc. and not to any of our subsidiaries, unless we expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate.  Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement.  If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount.  We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures.  Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

●	whether the debt securities are senior or subordinated;

●	the offering price;

●	the title;

●	any limit on the aggregate principal amount;

●	the person who shall be entitled to receive interest, if other than the record holder on the record date;

●	the date or dates the principal will be payable;

●
the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

●	the place where payments may be made;

●	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

●	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

●	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

●
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

●	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

●
if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

●
if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

●	any conversion or exchange provisions;

●	whether the debt securities will be issuable in the form of a global security;

●	the deletion, addition or change in any event of default;

●	any change or modification to the subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities;”

●	any deletion, addition or change in the covenants set forth in Article 10 of the indenture;

●	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

●	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

●	any provisions granting special rights to holders when a specified event occurs;

●	any special tax provisions that apply to the debt securities;

●	with respect to the debt securities that do not bear interest, the dates for certain required reports to the applicable trustee;

●	any and all additional, eliminated or changed terms that will apply to the debt securities; and

●	any other terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.  Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.  The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

●
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We will appoint the trustee as the initial security registrar.  Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement.  We may designate additional transfer agents or change transfer agents or change the office of the transfer agent.  However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities.  Each global security will:

●	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

●	be deposited with the depositary or nominee or custodian; and

●	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

●	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

●	an event of default is continuing with respect to the debt securities of the applicable series; or

●	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures.  Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

●	entitled to have the debt securities registered in their names;

●	entitled to physical delivery of certificated debt securities; or

●	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security.  Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form.  These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.”  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.  The depositary policies and procedures may change from time to time.  Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities.  Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date.  Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.  However, at our option, we may pay interest by mailing a check to the record holder.  The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement.  We may designate additional paying agents, change paying agents or change the office of any paying agent.  However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

●	10 business days prior to the date the money would be turned over to the applicable state; or

●	at the end of two years after such payment was due,

will be repaid to us thereafter.  The holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person (other than one of our subsidiaries), in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (other than a subsidiary of Active Power), unless:

●	the successor entity, if any, is a U.S. corporation, limited liability company, partnership, trust or other business entity;

●	the successor entity assumes our obligations on the debt securities and under the indentures;

●	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

●	certain other conditions specified in the indenture are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events involving our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement.  An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series.  However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

Unless we indicate otherwise in a prospectus supplement, if an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable.  Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

Notwithstanding the foregoing, each indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under the section entitled “Reports” below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the relevant series of debt securities at an annual rate equal to (i) 0.25% of the principal amount of such series of debt securities for the first 90 days after the occurrence of such event of default and (ii) 0.50% of the principal amount of such series of debt securities from the 91st day to, and including, the 180th day after the occurrence of such event of default, which we call “additional interest.”  If we so elect, the additional interest will accrue on all outstanding debt securities from and including the date on which such event of default first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding the interest payment date.  On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the debt securities will be subject to acceleration as provided above.  In the event we do not elect to pay additional interest upon any such event of default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of debt securities and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such event of default occurs.  Upon our failure to timely give such notice or pay the additional interest, the debt securities will be immediately subject to acceleration as provided above.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity.  Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)
the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement from our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

●
to evidence the succession of another person to Active Power, or successive successions, and the assumption by any such successor of the covenants of Active Power in the indentures in compliance with Article 8 of the indentures;

●	adding covenants;

●	adding events of default;

●	making certain changes to facilitate the issuance of the debt securities;

●
to add to, change or eliminate any of the provisions of the indentures or more series of securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such security with respect to such provision or (B) shall become effective only when there is no such security outstanding;

●	securing the debt securities;

●	providing for guaranties of, or additional obligors on, the debt securities;

●	to establish the form or term of debt securities as permitted by Sections 2.1 and 3.1 of the indenture;

●	providing for a successor trustee or additional trustees;

●	conforming the indenture to the description of the securities set forth in this prospectus or the accompanying prospectus supplement;

●	curing any ambiguity, defect or inconsistency; provided that such action shall not adversely affect the interest of the holders in any material respect;

●	permitting or facilitating the defeasance and discharge of the debt securities;

●
make such other provisions in regard to matters or questions arising under the indentures or under any supplemental indentures as our board of directors may deem necessary or desirable, and which does not in each case adversely affect the interests of the holders of the debt securities of a series; and

●
comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualifications of the indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

●	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

●
reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

●	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

●	change the place of payment or the currency in which any debt security is payable;

●	impair the right to enforce any payment after the stated maturity or redemption date;

●	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

●	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

●	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

●
We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding.  If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

●
We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities.  This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations.  As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

With respect to debt securities of any series that are denominated in a currency other than United States dollars, “foreign government obligations” means:

●
direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in Euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

●
obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures.  The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us.  However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations.  This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary.  If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

●
a default in our obligations to pay principal, premium, if any, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

●
any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, which we refer to as a non-payment default, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

We will resume payments on the subordinated debt securities:

●	in case of a payment default, when the default is cured or waived or ceases to exist, and

●	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may commence on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice.  No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.  The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under the section entitled “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture.  The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

“Indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

●	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

●	all of our obligations for money borrowed;

●	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

●	our obligations:

●	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

●	as lessee under leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

●	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

●	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

●
all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

●
all obligations of the type referred to in the above clauses of another person, the payment of which, in either case, we have assumed or guaranteed, for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

●
renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

“Senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees and other amounts payable in connection with, our indebtedness.  However, senior debt shall not include:

●
any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

●	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries or by a combination of us and our other subsidiaries.  For purposes of this definition, “voting stock” means stock or other similar interests which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

DESCRIPTION OF THE UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

●
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

●	a description of the terms of any unit agreement governing the units;

●	a description of the provisions for the payment, settlement, transfer or exchange of the units;

●	a discussion of material federal income tax considerations, if applicable; and

●	whether the units if issued as a separate security will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods.  The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices.  The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions.  Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales.  Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.  The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.  The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals.  They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.  The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities offered through this prospectus directly.  In this case, no underwriters or agents would be involved.  Such securities may also be sold through agents designated from time to time.  The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us.  Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.  The terms of any such sales will be described in the prospectus supplement.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market.  We may elect to list any series of offered securities on an exchange.  Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice.  Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended.  Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities.  Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.  Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions.  The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities.  These derivatives may consist of short sale transactions and other hedging activities.  The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities.  In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents.  The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others.  The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We may also make sales through the Internet or through other electronic means.  Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold.  These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected.  For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note.  Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors.  The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.pacificbiosciences.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.  We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●
Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for our 2013 Annual Meeting of Stockholders;

●	Quarterly Report on Form 10-Q for the three months ended March 31, 2013; and

●	Current Reports on Form 8-K filed on January 25, 2013, February 19, 2013, April 17, 2013 and April 24, 2013.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC.  Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Active Power, Inc.
2128 W. Braker Lane, BK 12,
Austin, Texas 78758
Attn: Investor Relations

You may also access the documents incorporated by reference in this prospectus through our website at www.activepower.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

$50,000,000

Common Stock

Preferred Stock

Depositary Shares

Warrants

Debt Securities

Units

PROSPECTUS

June 26, 2013